Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 5, 2014 with respect to the combined consolidated financial statements of Atlas Energy Group, LLC contained in the Information Statement, filed on November 5, 2014, as amended, relating to the Registration Statement on Form 10 (File No. 001-36725), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
March 2, 2015